CIRCUIT CITY STORES REPORTS FOURTH QUARTER
                           AND FISCAL YEAR 2004 SALES

                 Rick Goings Appointed to the Board of Directors

Richmond, Va., March 4, 2004 - Circuit City Stores, Inc. (NYSE:CC) today reported sales for the fourth quarter and the fiscal year ended February 29, 2004, and announced the appointment of Rick Goings, chairman and chief executive officer of Tupperware Corporation, to the company's board of directors.

Fourth Quarter and Fiscal Year 2004
For the fourth quarter, total sales for Circuit City Stores, Inc. increased 2 percent to $3.25 billion from $3.19 billion in the fourth quarter ended February 28, 2003, with comparable store merchandise sales increasing 1 percent. For the fiscal year, total sales decreased 2 percent to $9.75 billion from $9.95 billion last fiscal year. Comparable store merchandise sales decreased 3 percent for the fiscal year.

"Our comparable store sales pace improved as the quarter progressed, and we generated comparable store sales growth in both January and February," said W. Alan McCollough, chairman, president and chief executive officer. "The improvement in part reflects the weak results from last year.

"This year's fourth quarter results reflect strong sales growth in music and movies; digital imaging; personal computer hardware, especially notebook computers and monitors; LCD and plasma display devices and digital televisions, including slim-line technologies," said McCollough. "We produced strong growth in Web-originated sales throughout the quarter and the year."

Sales by Merchandise Category. The percent of merchandise sales represented by each major product category for the fourth quarter and the fiscal year was as follows:

                                              Three Months Ended                   Fiscal Year Ended
                                               February 29 or 28                   February 29 or 28
                                        --------------------------------    --------------------------------
                                               2004            2003                2004            2003
                                               ----            ----                ----            ----
Video............................              42%             41%                  41%             40%
Audio............................              13              16                   13              15
Information Technology...........              30              28                   32              32
Entertainment....................              15              15                   14              13
                                        --------------- ----------------    --------------- ----------------
Total............................             100%            100%                 100%            100%
                                        --------------- ----------------    --------------- ----------------

Superstore Openings, Relocations and Closings. During the quarter, Circuit City opened one Superstore in the Sacramento, Calif. market and relocated eight Superstores, including seven relocations completed in February. In late February, the company closed 19 Superstores. These Superstores were located in trade areas that the company believed could no longer support a Circuit City Superstore and that offered no near-term relocation opportunities. Results from the 19 closed stores are not included in the company's comparable store sales comparisons, and inclusion would not have changed the results materially. On February 29, the company closed one additional store, in the Los Angeles market, in advance of opening a replacement for this store in the first quarter of the fiscal year that began March 1, 2004.

Stock Buyback. During the fourth quarter, the company repurchased stock in the open market, consistent with the board authorization approved in January 2003. To date, the company has repurchased and retired approximately 9.3 million shares at a cost of $84.6 million. Repurchases and retirements during the fourth quarter totaled approximately 6.6 million shares at a cost of $70.7 million.

New Board Member
Announcing the appointment of Rick Goings to the board of directors, McCollough said, "Rick's business experience and leadership skills will help support Circuit City's continued development. Bringing together and maintaining a diverse set of skills and backgrounds on the board is important to our company and our shareholders."

Tupperware is one of the world's leading direct sellers. In addition to his positions at Tupperware, Goings serves on the board of directors for R. J. Reynolds Tobacco Holdings, Inc. and SunTrust Bank of Central Florida, N.A.

Earnings Release and Conference Call Information
Circuit City plans to release fourth quarter and fiscal year 2004 earnings on March 31, 2004. The company expects to host a conference call for investors at 11:00 a.m. ET that day. Domestic investors may access the call at (800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. ET, March 31, and will be available through midnight, April 7. Domestic investors may access the recording at (888) 286-8010, and international investors may dial
(617) 801-6888. The access code for the replay is 27257013. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

About Circuit City Stores, Inc.
With headquarters in Richmond, Va., Circuit City Stores, Inc. puts the customer first with high-quality service and more than 5,000 consumer electronics products available in its stores and online at www.circuitcity.com. Top-quality, low-priced products; detailed product information; and product specialists, who complete extensive online and in-store training programs, are all a part of Circuit City's promise to provide superior consumer electronics solutions to its customers. Circuit City's remodel and relocation program reflects the changing needs of consumer electronics shoppers; the stores are brighter and more open; the aisles are wider and virtually every product Circuit City sells is on the sales floor for easy customer access. Circuit City operates 599 Circuit City Superstores and five mall-based stores in 157 markets.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation the company's ability to meet its store opening and relocation schedule. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2003, and in the company's other SEC filings. A copy of the Annual Report is available on the company's Web site at www.circuitcity.com.

                                                    ###


Contact: Bill Cimino, Director of Corporate Communications, 804-418-8163
         Jessica Simmons, Investor Relations, 804-527-4038
         Virginia Watson, Investor Relations, 804-527-4033